Exhibit 99.1
Commercial Metals Company Chairman Stanley A. Rabin Announces Retirement Plans
     IRVING, Texas, Aug. 30 /PRNewswire-FirstCall/ — Commercial Metals Company (NYSE: CMC) today announced that Stanley A. Rabin, Chairman of the Board of Directors, has announced his intent to retire at the end of CMC’s 2008 fiscal year on August 31, 2008. Rabin, age 69, has served as Chairman since 1999. Over his 37 year career with CMC, Rabin has held a number of executive positions including President since 1978 and Chief Executive Officer from 1979 through 2006. Mr. Rabin has been a director of CMC since 1979, a position he intends to relinquish upon retirement. Mr. Rabin has also been and remains active in numerous charitable and civic organizations.
     Mr. Rabin commented on the decision, “It is appropriate and timely for your Company to continue with its succession plan, and I am delighted that we have in place an outstanding management team. Shareholder value has grown dramatically. Moreover, CMC has an extraordinary track record through many and varied economic and business cycles, including 30 consecutive years of profitability and record results over the past several years. And the Company’s future is bright.”
     Anthony A. Massaro, Lead Director, spoke for the Board stating, “Stan has been an invaluable leader on CMC’s management team for over three decades. The Company is fortunate to have had such an insightful, wise and steady hand at the helm for so many years. Much of the Company’s growth and success in recent years is directly attributed to Stan’s involvement. His role in keeping CMC’s domestic strategic objectives on target while simultaneously exploring global opportunities has positioned the Company for even more success in the future. Stan will be leaving a strong management team in place to build on his accomplishments.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
SOURCE: Commercial Metals Company
CONTACT: Debbie Okle, Director, Public Relations of Commercial Metals
Company, +1-214-689-4354
Web site: http://www.cmc.com